Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

REVELATION BIOSCIENCES, INC.

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Newly Registered Securities

Fees to Be Paid	d	Shares of Common Stock, par value $0.0001 per share (“Common Stock”) (2)	457(c)	2,119,538	$.538	$1,140,311	0.0000927	$105.71

Fees to Be Paid	d	Shares of Common Stock (3)	457(c)	3,233,446	$.538	$1,739,594	0.0000927	$161.26

Fees to Be Paid	d	Shares of Common Stock (4)	457(c)	7,278,151	$.538	$3,915,645	0.0000927	$362.98

Carry Forward Securities

Carry Forward Securities
	Total Offering Amounts

	Total Fees Previously Paid

	Total Fee Offsets

	Net Fee Due

Table 3: Combined Prospectuses

Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date

d	Shares of Common Stock (5)	2,586,667	$7,087,468	S-1	333-262410	2-7-2022

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), based on the closing price on the NASDAQ Capital Market on May 26, 2022.

(2)	Represents shares of Common Stock issued in private placements registered for resale pursuant to the Registration Statement.

(3)	Represents shares of Common Stock issuable under the Private Warrants (as defined in the prospectus)

(4)	Represents shares of Common Stock issuable under the Public Warrants (as defined in the prospectus)

(5)	Represents shares of Common Stock issuable under the Common Warrants (as defined in the prospectus)